Exhibit 99.1

Pernix Group, Inc. Announces Second Quarter 2014 Financial Results

Results Reflect Improved Gross Margin, Cash Flow, Backlog and Revenue Diversification

LOMBARD, IL — August 18, 2014 — Pernix Group, Inc. (OTCQB: PRXG) today announced its financial results for the second quarter ended June 30, 2014.

Financial Highlights — All figures are in U.S. dollars; comparisons of performance are made between Q2 2014 and Q2 2013 unless otherwise specified.

Revenue and Backlog

•                  Total revenue of $16.2 million

•                  Construction revenue of $14.4 million

•                  Power Generation revenue increased 14%

•                  Revenue generated from seven contracts, a 29% increase in the number of revenue generating projects

•                  Continued diversification of customer base and project profiles domestically and abroad

•                  Backlog of $66.4 million, an increase of 79% since December 31, 2013

•                  $57.3 million of new business in first half of year, more than double the prior year period

Operating Results

•                  Gross profit increased 7%, driven by higher margins on construction projects

•                  Compensation expense increased $0.4 million as the Company hired key Construction and Power personnel in anticipation of continued portfolio expansion

•                  Continued bottom line profitability, with EPS of $0.02 year-to-date and $0.01 for the quarter

Liquidity and Balance Sheet

•                  Cash and cash equivalents increased 18% to $23.0 million

•                  The Company remains debt free

Executive Summary

“We are pleased with our second quarter profitability and expanding project portfolio, and we are making excellent progress on our new projects which we anticipate will continue to drive revenue and cash flow during the second half of the year,” commented Nidal Z. Zayed, President and CEO of Pernix Group. “We are continuing to diversify our project and client profiles, including receiving a second project award at Texas A&M University in July 2014. From an execution perspective, we have been augmenting the excellent operating teams we already have on the ground with additional industry veterans to stay ahead of our anticipated project volumes, and we remain focused on maintaining our track record of delivering our projects on time, on budget, and with no lost time incidents.”

“Our financial condition is the strongest it’s been in the past five years, with increased cash and no debt. Our financial strength, together with the ongoing support of our shareholders, provides us with the resources and flexibility to pursue our strategic plan, which remains focused on organic growth and acquisitions in both segments of our business,” said Mr. Zayed. “We are excited about the opportunities we have to continue to build value with our outstanding team and strong client relationships.”

Financial Review

The Company generated consolidated revenue in the second quarter of 2014 of $16.2 million, as compared to $17.7 million in the comparable period of 2013. Construction segment revenue declined from $16.1 million to $14.4 million, due primarily to achieving substantial completion of a large containerized housing (CHU) project while revenue from several new projects substantially offset the decline from the CHU project. The Company generated construction-related revenue from seven projects during the three months ended June 30, 2014, as compared to five projects during the comparable period in 2013, reflecting the ongoing success of the Company’s efforts to diversify its project portfolio. Power segment revenue increased from $1.6 million to $1.8 million, due primarily to higher demand for power at our plants in Fiji, driven by a shift from hydro to diesel generation, partially offset by lower man-month fees at our operations in Vanuatu.

Gross profit increased 7% or $0.3 million to $3.9 million in the second quarter of 2014 as compared to the comparable period in 2013 fueled by lower anticipated costs related to the two international projects that are now substantially complete or are expected be completed during the third quarter of 2014. The increase in Construction margin more than offset a slight power generation margin decline resulting mainly from planned maintenance costs at both power plants in Fiji.

Pretax income attributable to Pernix shareholders was $0.2 million for the quarter compared to $0.8 million for the prior year quarter, primarily reflecting higher earnings attributable to our joint ventures and thus to our joint venture partners coupled with additional compensation expense related to the recent hiring of key construction segment support as well as construction and power business development personnel. These recently hired employees are essential to Company’s ongoing commitment to exceed customer expectations, deliver safely and on time and to execute the strategic goals of growth and diversification. Consolidated net income attributable to common stockholders was $0.1 million in the second quarter of this year, or $0.01 basic and diluted earnings per share, as compared to $0.7 million in the comparable period last year, or $0.07 per share.

The Company filed its Form 10-Q with the Securities and Exchange Commission on August 14, 2014, which incorporates its unaudited financial statements and notes thereto for the quarter and six months ended June 30, 2014.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor primarily in the federal government and private commercial markets; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Gregg Pollack

Chief Financial Officer & Vice President - Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

Carol Groeber

Corporate Controller and Principal Accounting Officer

Pernix Group, Inc.

Tel: (630) 620-4787

cgroeber@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com